NEWS RELEASE
FOR IMMEDIATE RELEASE


                  VITAL SIGNS, INC. ANNOUNCES RESULTS OF AUDIT
                            COMMITTEE INVESTIGATION

TOTOWA, N.J., December 30, 2003 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced that in its Annual Report on Form 10-K filed yesterday with the Securities and Exchange Commission it reported on the results of the independent investigation conducted by the Audit Committee of the Company's Board of Directors. The Audit Committee had undertaken the investigation in response to certain allegations made by a former chief financial officer of the Company in connection with a lawsuit filed by that former employee on May 7, 2003.

The Company stated the following in its Annual Report: "On December 26, 2003 the Audit Committee reported to the Board of Directors on the results of its investigation and determined that no evidence of fraud had been discovered during the course of the investigation. The Audit Committee also determined that any decision regarding the potential restatement of the Company's previously published financial statements is to be made by the Company's management in concurrence with the Company's auditors. However, based upon the results of the investigation, the Audit Committee did not recommend that any restatement be made to the Company's previously published financial statements. The Company is in agreement with the Audit Committee that no restatement is required.

Additionally, as a result of the investigation the Audit Committee compiled a list of areas in which the Committee believes the Company needs to improve its record keeping, documentation, policies, procedures and financial controls. That report will be delivered to the Board of Directors in the immediate future. Management has given its commitment to undertake a program to effectuate these recommendations. "

Terry Wall, Chairman and Chief Executive Officer, stated, "Vital Signs management has already implemented programs to address certain financial control and procedure issues. Upon receipt of the Committee's recommendations, management will add those to the projects already underway or offer alternatives to satisfy the Committee's requirements."

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized in the October 2003 issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

All statements in this press release, other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ from such statements as a result of a variety of factors, including factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2003.

FOR FURTHER INFORMATION, CONTACT:        Terry Wall, Chairman and Chief
                                         Executive Officer
                                         or
                                         Barry Wicker, Executive Vice President
                                         (973) 790-1330
                                         http://www.vital-signs.com